UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 20, 2009

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 20, 2009, the Board of Directors of Fortress International Group, Inc. (the “Company”), in order to reduce its operating costs and increase its available cash, implemented a 10% salary reduction for substantially all of the Company’s employees. Moreover, the Company’s employees whose annual base salary is more than $150,000 following the aforementioned 10% salary reduction, agreed to further reduce their annual base salary to a maximum of $150,000 (the “Additional Reduction”). Consequently, the annual base salary of the Company’s executive officers, Thomas P. Rosato, the Chief Executive Officer, Gerard J. Gallagher, the President and Chief Operating Officer, and Timothy C. Dec, the Chief Financial Officer, has been reduced to $150,000. In addition, and in lieu of the difference in their annual base salary caused by the Additional Reduction, Messrs. Rosato, Gallagher and Dec, were awarded equity grants of an aggregate of 102,564, 102,564 and 48,410 restricted stock awards, respectively, subject to the Company’s 2006 Omnibus Incentive Compensation Plan and further subject to the terms and conditions of an appropriate award agreement to be entered into with each of these executive officers. The restricted stock awards issued to each of the executive officers will vest two years following the date of grant and will be fully vested upon the occurrence of a change-in-control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: August 24, 2009	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer